EXHIBIT 10(iii)(c)


TO:       EXECUTIVE VICE PRESIDENT

SUBJECT:  BONUS CONTRACT FOR 1998

The bonus plan applying to you for 1998 is outlined herein. Your bonus potential for 1998 will be divided into two parts. ____ % of salary will be based on Group Operating results and ____ % of salary will be based on the bonus awarded to the Chairman's Office.

GROUP OPERATIONS CONTRACT (applies to   % of salary)

1.  Should your Operations Groups attain worldwide operating income
    of $           ,     you will receive a bonus of   % of  % of
    your annual salary rate in effect on December 31,1998.

2a. For each $          by which your worldwide operating income
    exceeds $            up to $           , you will receive   %
    of   % of your salary.  For each $         over $         , you
    will receive  % of   % of your salary.

2b. If you achieve a productivity improvement of   %, you will
    receive an additional    % of   % of your salary.

3.  If you attain    % accounts receivable and inventory as a
    percent of sales, you will receive   % of   % of your salary.
    For each   % reduction thereafter, you will receive an
    additional % of   % of your salary.

4.  You may receive an additional discretionary award of up to  %
    of   % of your salary.  The award will be based upon your
    individual achievements and the accomplishments of your Groups. The award will also be determined on the basis of performance in process reengineering and in our company-wide procurement initiative and the year 2000 project. Any award also will be dependent upon the Company's overall performance.

5.  The maximum bonus award on the sum of paragraphs (1) and (2)
    will be limited to   % of   % of your salary. The maximum bonus
    award on paragraph (3) will be limited to   % of   % of your
    salary.  The maximum bonus award on paragraph (4) will be
    limited to   % of   % of your salary.

6.  Should the Company achieve or exceed Earnings Per Share of  $
    , the total bonus percentage earned by you under paragraphs (1) through (5) will be increased in accordance with the following schedule:
          EARNINGS PER        BONUS % EARNED PAR.1-5
         SHARE ATTAINED         INCREASED BY
               $____               10%
               $____               15%
               $____               20%
               $____               25%

CORPORATE CONTRACT (applies to   % of salary)

7.  You also will receive a bonus based upon the percentage bonus
    awarded to the Chairman's office which will apply to   % of
    your salary.  For example, if the bonus awarded to the
    Chairman's office is   % of salary, your bonus award under this
    paragraph (7) would be   % of   % of salary.

8.  The maximum bonus award for paragraphs (1) through (7) will be
    limited to    % of your total annual salary rate in effect on
    December 31, 1998.

9. Acquisitions, divestitures, changes in assignment, changes in accounting procedures or tax law, abnormal deviations to plan in other income and expenses in your financial income statements, and/or corrections in historical data during 1998 may necessitate pro rata adjustments in the above goals and/or actual operating results. Any such changes will be advised to you in a timely manner.

10. The results will be tabulated by the Corporate Controller's
    Office and reflected on    Operating Income and Accounts
    Receivable and Inventory Reports.

11. It is the present intention of the Company to decide the amount of bonus for 1998 in February 1999. If the above objectives are not attained, any bonus award will be made at the sole discretion of the Company.

12. The Company will be the final arbiter of interpretation of the above arrangements.




               J. E. Perrella                     J. F. Travis
               Chairman                           Vice Chairman